CNI CHARTER FUNDS
AMENDMENTS TO SECTIONS 1-6 OF ARTICLE VI OF BYLAWS ADOPTED AUGUST 29, 2013

ARTICLE VI
INDEMNIFICATION OF TRUSTEES, OFFICERS,
EMPLOYEES, AND OTHER AGENTS

Section 1.         AGENTS, PROCEEDINGS, AND EXPENSES.  For the purpose of this Article, “agent” means any person who is or was a Trustee, officer, employee or other agent of the Trust or is or was serving at the request of the Trust as a Trustee, director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or was a Trustee, director, officer, employee or agent of a foreign or domestic corporation that was a predecessor of another enterprise at the request of such predecessor entity; “proceeding” means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and “expenses” includes, without limitation, attorneys’ fees and any expense of establishing a right to indemnification under this Article.

Section 2.         DELETED

Section 3.         DELETED

Section 4.         EXCLUSION OF INDEMNIFICATION.   No agent shall have a right to indemnification by the Trust for any liability arising by reason of willful misfeasance, bad faith, gross negligence, or the reckless disregard of the duties involved in the conduct of the agent’s office with the Trust.

Section 5.         SUCCESSFUL DEFENSE BY AGENT.  To the extent that an agent of the Trust has been successful on the merits in defense of any proceeding against such agent by reason of the fact that he or she is or was an agent of the Trust, or in defense of any claim, issue or matter therein, before the court or other body before whom the proceeding was brought, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, provided that the Board of Trustees, including a majority who are disinterested, non-party Trustees, also determines that, based upon a review of the facts, the agent was not liable by reason of the disabling conduct referred to in Section 4 of this Article.

Section 6.         REQUIRED APPROVAL.  Except as provided in Section 5 of this Article, any indemnification under this Article shall be made by the Trust only if authorized in the specific case on a determination that indemnification of the agent is proper in the circumstances and is not prohibited from indemnification because of the disabling conduct set forth in Section 4 of this Article, by:

(a)	a majority vote of a quorum consisting of Trustees who are not parties to the proceeding and are not interested persons of the Trust (as defined in the Investment Company Act of 1940); or

(b)	a written opinion by an independent legal counsel.